EXHIBIT 10.39
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into June 1, 2011 by and between PEAK RESORTS, INC., a Missouri corporation (the “Company”) and STEPHEN J. MUELLER (“Executive”).
     The parties hereto agree as follows:
     1. Employment.
          (a) The Company hereby employs Executive to serve as the Chief Financial Officer, Vice-President and Secretary of the Company on the terms and conditions set forth herein. In such capacity, Executive shall have the responsibilities normally associated with such position, subject to the direction and supervision of the Board of Directors of the Company (the “Board”). Executive shall also serve as a member of the Board.
          (b) Executive accepts employment hereunder and agrees that, during the term of Executive’s employment, Executive will observe and comply with the policies and rules of the Company and devote substantially all Executive’s time during normal business hours and best efforts to the performance of Executive’s duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of Executive’s ability. Executive further agrees that, during the term of this Agreement, Executive will not, without the prior written consent of the Board, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Executive’s personal services. This restriction shall not preclude Executive from having passive investments, and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with Executive’s obligations hereunder), in any business or enterprise that is not in competition with any business or enterprise of the Company or any of its parents, subsidiaries or affiliates (collectively, the “Companies”). This Agreement shall not limit Executive’s community or charitable activities so long as such activities do not impair or interfere with Executive’s performance of the services contemplated by this Agreement.
     2. Compensation.
     For all services rendered by Executive to or on behalf of the Companies, the Company shall provide or cause to be provided to Executive, subject to making any and all withholdings and deductions required of the Company or its affiliates by law with all other income tax consequences being borne by Executive, the following:
          (a) Base Salary. Executive shall receive a base salary of Four Hundred Sixteen Thousand and 00/100 Dollars ($416,000.00) per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company, and net of applicable withholding and deductions. Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”). Any increases in such Base Salary shall be at the discretion of the Compensation Committee, and Executive acknowledges that the

Compensation Committee is not obligated to grant any increases. The Base Salary shall not be lowered during the term of this Agreement without Executive’s written consent.
          (b) Compensation Plans. Executive shall be eligible to participate in any incentive, equity or other compensation plans as the Company may implement relative to executive officers and receive cash, equity or other awards as the Compensation Committee and Board of Directors deem appropriate, in their discretion.
          (c) Expense Reimbursement. Executive shall have a travel and entertainment budget that is reasonable in light of Executive’s position and responsibilities and shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by Executive thereunder upon submission of appropriate documentation thereof in compliance with applicable Company policies.
     3. Term and Termination.
          (a) Term. The effective date of this Agreement shall be June 1, 2011 (“Employment Commencement Date”). Unless terminated earlier, the term of this Agreement shall be for the period commencing with the Employment Commencement Date and continuing through May 31, 2014 and shall thereafter be automatically renewed for successive one-year periods unless, no later than 60 days before the expiration of the then-current term, either Executive or the Company gives the other written notice of non-renewal, in which case this Agreement shall expire upon the conclusion of the then-current initial or renewal term.
          (b) Termination for Cause. The Company may terminate this Agreement at any time for “Cause”. For purposes of this Agreement, “Cause” shall mean (i) any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of the Company’s Code of Ethics and Business Conduct that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of any of the Companies; (iii) gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of any of the Companies, and any acts that violate any policy of the Company relating to discrimination or harassment; (iv) commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contedere to a felony or a crime involving moral turpitude; or (v) any action involving a material breach of the terms of the Agreement including material inattention to or material neglect of duties and Executive shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof. In the event of a termination for Cause, Executive shall be entitled to receive only Executive’s then-current Base Salary through the date of such termination. Further, Executive acknowledges that in the event of such a termination for Cause, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under any plan in which Executive is then participating.

          (c) Termination Without Cause. The Company may terminate this Agreement at any time without Cause, by giving Executive written notice specifying the effective date of such termination. In the event of a termination without Cause and provided that Executive and the Company execute (and, if applicable, thereafter not revoke) a written release in connection with such termination substantially in the form attached hereto as Annex I (the “Mutual Release”), Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the effective date of such termination, (ii) if entitled to receive a bonus as may be determined by the Compensation Committee or Board of the Company, a pro-rated bonus for the portion of the Company’s fiscal year through the effective date of such termination, which prorated bonus shall, if applicable, be based on applying the level of achievement of the performance targets (with respect to both Executive and the Companies) to Executive’s target bonus for the year of such termination payable in a lump sum at the same time as bonuses are paid to the Company’s senior executives generally (the “Pro-Rated Bonus”), and (iii) twenty-four (24) months of Executive’s then current Base Salary payable in a lump sum. For the purposes of this section, any written notice of nonrenewal given by the Company pursuant to Section 3(a) of this Agreement shall be deemed termination without Cause. Any payment to Executive made pursuant hereto shall be paid to Executive no later than the date that is two and a half months following the calendar year in which such termination without Cause occurs. In addition, provided that the Mutual Release has been executed, all unvested shares or portions of any equity grant not yet vested (including RSUs, SARs, stock options or any other form of equity or long-term incentive) made by the Company to Executive concurrent with or subsequent to the execution of the Original Agreement under any equity compensation plan of the Company (“Unvested Equity Grants”) shall automatically become fully vested upon termination pursuant to this Section 3(c).
          (d) Termination. By Executive For Good Reason. Executive shall be entitled to terminate this Agreement at any time for “Good Reason” by giving the Company written notice of such termination. For purposes of this Agreement, “Good Reason” shall mean (i) the Company has breached its obligations hereunder in any material respect, (ii) the Company has decreased Executive’s then current Base Salary, (iii) the Company has effected a material diminution in Executive’s reporting responsibilities, authority, or duties as in effect immediately prior to such change, and/or (iv) the occurrence of a Change in Control (as defined below); provided, however, that Executive shall not have the right to terminate this Agreement for Good Reason unless: (A) Executive has provided notice to the Company of any of the foregoing conditions within 90 days of the initial existence of the condition; (B) the Company has been given at least 30 days after receiving such notice to cure such condition (other than if Good Reason is due to a Change in Control); and (C) Executive actually terminates employment within six months following the initial existence of the condition. In such event, provided that Executive and the Company have executed (and, if applicable, thereafter not revoked) the Mutual Release, Executive shall be entitled to receive (i) Executive’s then current Base Salary through the effective date of such termination, (ii) if entitled to receive a bonus as may be determined by the Compensation Committee or Board of Directors of the Company, a Pro-Rated Bonus, and (iii) Twenty-Four (24) months of Executive’s then current Base Salary payable in a lump sum. Any payment to Executive made pursuant hereto shall be paid to Executive no later than the date that is two and a half months following the calendar year in which such termination for Good Reason occurs. In addition, provided that the Mutual Release has been executed, all Unvested Equity

Grants, if any, shall automatically become fully vested upon termination pursuant to this Section 3(d).
          (e) Termination By Executive Without Good Reason. Executive may also terminate this Agreement at any time without Good Reason by giving the Company at least sixty (60) days’ prior written notice. In such event, Executive shall be entitled to receive only Executive’s then-current Base Salary through the date of termination. Further, Executive acknowledges that in the event of such a termination without Good Reason, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under any incentive compensation plan in which Executive is then participating.
          (f) Termination Due To Disability. In the event that Executive becomes “Totally and Permanently Disabled” (as reasonably determined by the Board acting in good faith), the Company shall have the right to terminate this Agreement upon written notice to Executive; provided, however, that in the event that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, Executive shall be entitled to receive (i) Executive’s then current Base Salary through the date of such termination, (ii) if entitled to receive a bonus as may be determined by the Compensation Committee or Board of Directors of the Company, a Pro-Rated Bonus, and (iii) Executive’s then-current Base Salary, net of short term disability payments remitted to Executive by the Company pursuant to the Company’s Short-Term Disability Plan, through the earlier of (y) the scheduled expiration date of this Agreement (but in no event less than twelve (12) months from the date of disability) or (z) the date on which Executive’s long-term disability insurance payments commence. In addition, provided that the Mutual Release has been executed, all Unvested Equity Grants, if any, shall automatically become fully vested upon termination pursuant to this Section 3(f).
          (g) Termination Due To Death. This Agreement shall be deemed automatically terminated upon the death of Executive. In such event, provided Executive’s personal representative and the Company execute a release substantially in the form of the Mutual Release, Executive’s personal representative shall be entitled to receive (i) Executive’s then-current Base Salary through such date of termination, and (ii) if entitled to receive a bonus as may be determined by the Compensation Committee or Board of Directors of the Company, a Pro-Rated Bonus. In addition, provided that the Mutual Release has been executed, all Unvested Equity Grants, if any, shall automatically become fully vested upon termination pursuant to this Section 3(g).
          (h) Other Benefits. Upon Executive’s termination pursuant to Sections 3(c) or (d), and, in the event that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, the Company agrees to pay Executive, in lump sum, one year’s COBRA premiums for continuation of health and dental coverage in existence at the time of such termination, as determined as of Executive’s date of termination. This payment will be remitted to Executive at the same time that Executive is paid pursuant to Sections 3(c) and (d). Except as expressly set forth in this Section 3, Executive shall not be entitled to receive any compensation or other benefits in connection with the termination of Executive’s employment.

          (i) Termination in Connection with a Change in Control. In the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason or notice by the Company of non-renewal of this Agreement, all within three hundred sixty-five (365) days of a consummation of a Change in Control of the Company and provided that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the effective date of such termination or non-renewal, (ii) if entitled to receive a bonus as may be determined by the Compensation Committee or Board of Directors of the Company, a Pro-Rated Bonus, (iii) a lump sum payment equal to twenty-four (24) months of Executive’s then current Base Salary plus an amount equal to the cash bonus paid to Executive in the prior calendar year, if any, payable no later than the date that is two and a half months following the calendar year in which such termination or non-renewal occurs, and (iv) to the extent not already vested, full vesting of all Unvested Equity Grants, if any. For purposes of this Agreement, “Change in Control” shall mean an event or series of events by which: (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis; or (B) during any period of twenty four (24) consecutive months, a majority of the members of the Board or other equivalent governing body of the Company cease to be composed of individuals (1) who were members of that Board or equivalent governing body on the first day of such period, (2) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (3) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or (C) any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or (D) the Company sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).
          (j) Provisions of Agreement that Survive Termination. No termination of this Agreement shall affect any of the rights and obligations of the parties hereto under Sections 4, 5,

6 and 7, and such rights and obligations shall survive such termination in accordance with the terms of such sections.
     4. Restrictive Covenants.
          (a) The provisions of this Section 4 shall apply for a period of two (2) years beginning with the date of termination of Executive’s employment hereunder for any reason. During such period, Executive will not, except with the prior written consent of the Board, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in a “Competing Enterprise,” which is defined as an entity whose operations are conducted within the ski industry in North America.
          The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.
          (b) Further, Executive covenants and agrees that, during Executive’s employment hereunder and for the period of two (2) years thereafter, Executive will not, directly or indirectly solicit for another business or enterprise, or otherwise interfere with the Company’s relationship with, any person who is a managerial or higher level employee of any of the Companies at the time of Executive’s termination.
          (c) Executive acknowledges that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in terms of duration, scope and geographic area; are necessary to protect the legitimate business interests of the Company; and are a material inducement to the Company to enter into this Agreement.
          (d) In the event Executive breaches any provision of Section 4, in addition to any other remedies that the Company may have at law or in equity, Executive shall promptly reimburse the Company for any severance payments received from, or payable by, the Company. In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to Executive.
     5. Document Return; Resignations.
          (a) Upon termination of Executive’s employment hereunder for any reason, or upon the Company’s earlier request, Executive agrees that Executive shall promptly surrender to the Company all letters, papers, documents, instruments, records, books, products, data and work product stored on electronic storage media, and any other materials owned by any of the Companies or used by Executive in the performance of Executive’s duties under this Agreement.
          (b) Upon termination of Executive hereunder for any reason, Executive agrees that Executive shall be deemed to have resigned from all officer, director, management or board positions to which Executive may have been elected or appointed by reason of Executive’s employment or involvement with the Company, specifically including but not limited to the Board, the boards of any of the Companies and any other boards, districts, homeowner and/or industry associations in which Executive serves as a result of or in his capacity as Chief Financial Officer, Vice-President and Secretary (collectively, the “Associations”). Executive agrees to promptly execute and deliver to the Company or its designee any other document, including without limitation a letter of resignation, reasonably requested by the Company to effectuate the purposes of this Section 5(b). If the Company is unable, after reasonable effort, to secure Executive’s signature on any document that the Company deems to be necessary to effectuate the purposes of this Section 5(b), Executive hereby designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute, verify and submit to any appropriate third party any such document, which shall thereafter have the same legal force and effect as if executed by Executive.
     6. Confidentiality and Assignment of Intellectual Property.
          (a) During Executive’s employment with the Company, and at all times following the termination of Executive’s employment hereunder for any reason, Executive shall not use for Executive’s own benefit or for the benefit of any subsequent employer, or disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Companies or the Associations, other than as reasonably necessary to perform Executive’s duties under this Agreement. As used herein, the term “Confidential Information” includes budgets, business plans, strategies, analyses of potential transactions, costs, personnel data, and other proprietary information of the Company that is not in the public domain.
          (b) For purposes of this Section 6(b), “Company Inventions” means all ideas, processes, trademarks and service marks, inventions, discoveries, and improvements to any of the foregoing, that Executive learns of, conceives, develops or creates alone or with others during Executive’s employment with the Company (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to: (i) the Company’s business, products or services; or (ii) work performed for the Company by Executive or any other Company employee, agent or contractor; or (iii) the use of the Company’s property or time; or (iv) access to the Company’s Confidential Information. Executive hereby assigns to the Company Executive’s entire right, title and interest in all Company Inventions, which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection. Executive also acknowledges that all original works of authorship that are made by Executive (solely or jointly with others), within the scope of

Executive’s employment with the Company, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§. 101, et seq.). To the extent that any such works, by operation of law, cannot be “works made for hire,” Executive hereby assigns to Company all right, title, and interest in and to such works and to any related copyrights. Executive shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its sole discretion to be necessary to carry out the intentions of this paragraph.
     7. Non-Disparagement.
     Following the termination of Executive’s employment hereunder for any reason, Executive agrees that Executive shall not make any statements disparaging of any of the Companies, their respective boards, their businesses, and the officers, directors, stockholders, or employees of any of the Companies or the Associations. In response to inquiries from prospective employers, which shall be referred by Executive only to the Chief Executive Officer of the Company, the Company shall confirm only dates of employment, job title, and job responsibilities. Subject to the terms of this Section 7, Executive, as appropriate, may respond truthfully to inquiries from prospective employers of Executive, and the Company and Executive may respond truthfully as may be required by any governmental or judicial body acting in its official capacity.
     8. Non-Assignability.
     It is understood that this Agreement has been entered into personally by the parties. Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that the Company may assign this Agreement to any parent, subsidiary, affiliate or successor corporation.
     9. Injunctive Relief.
     The parties acknowledge that the remedy at law for any violation or threatened violation of Sections 4, 5, 6, 7 and/or 8 of this Agreement may be inadequate and that, accordingly, either party shall be entitled to injunctive relief in the event of such a violation or threatened violation without being required to post bond or other surety. The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Agreement.
     10. Indemnification.
     The Company agrees that it shall indemnify and hold harmless Executive in connection with legal proceedings seeking to impose liability on Executive in such Executive’s capacity as a director, officer or employee of the Companies to the fullest extent permitted under the

Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. In furtherance thereof, the Company and Executive each agree to execute and deliver an Indemnification Agreement by and between the Company and Executive, attached hereto as Exhibit A and incorporated herein by reference, concurrently with the execution and delivery of this Agreement. To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern. Further, Executive shall be entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other senior executives of the Companies.
     11. Complete Agreement.
     This Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between the Company and Executive including the Original Agreement which is replaced in its entirety. Nothing herein is intended to limit any rights or duties Executive has under the terms of any applicable incentive compensation, benefit plan or other similar agreements.
     12. Disputes.
     The agreement under this section is made in accordance with R.S.Mo. §435.350 et seq. and the Parties acknowledge and agree it shall be binding upon them. This section of this Agreement will be enforceable for the duration of Executive’s employment with Company, and thereafter with respect to any such claims arising from or relating to Executive’s employment or cessation of employment with Company. THE PARTIES ACKNOWLEDGE THAT THEY MUST ARBITRATE ALL SUCH EMPLOYMENT-RELATED CLAIMS, AND THAT THEY MAY NOT FILE A LAWSUIT IN COURT.
     All disputes relating to or arising from this Agreement and/or Executive’s employment with the Company shall be resolved, upon written request by either party, by final and binding arbitration by the American Arbitration Association in St. Louis, Missouri (“AAA”) in accordance with the AAA Arbitration Rules and Procedures as in effect at the time of the arbitration. The AAA arbitration fees shall be paid equally by the parties hereto. Arbitration hereunder shall take place before one AAA arbitrator mutually agreed upon by the parties within 30 days of the written request for arbitration. If the parties are unable or fail to agree upon the arbitrator within such time, the parties shall submit a request at the end of such period to AAA to select the arbitrator within 15 days thereafter. The arbitration and determination rendered by the AAA arbitrator shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof (and such judgment enforced, if necessary, through judicial proceedings). It is understood and agreed that the arbitrator shall be specifically empowered to designate and award any remedy available at law or in equity, including specific performance. The arbitrator may award costs and expenses of the arbitration proceeding (including, without limitation, reasonable attorneys’ fees) to the prevailing party.

     13. Amendments.
     Any amendment to this Agreement shall be made only in writing and signed by each of the parties hereto.
     14. Governing Law.
     The internal laws of the State of Missouri law shall govern the construction and enforcement of this Agreement.
     15. Notices.
     Any notice required or authorized hereunder shall be deemed delivered when deposited, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

If to Executive:	With a copy to:

Stephen J. Mueller
16640 Bartizan Drive
Wildwood, MO 63038

If to Company:	With a copy to:

Peak Resorts, Inc.	David L. Jones, Esq.
17409 Hidden Valley Drive	Helfrey, Neiers & Jones, P.C.
Wildwood, MO 63025	120 S. Central Ave., Ste. 1500 St. Louis, MO 63105
     16. Code Section 409A.
     Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Executive’s employment with the Company, as a result of such termination, Executive would receive any payment that, absent the application of this Section 16 would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made prior to the date that is the earliest of (1) 6 months after the date of termination of Executive’s employment, (2) Executive’s death, or (3) such other date as will cause such payment not to be subject to such interest and additional tax.
     17. Excise Tax.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company or its subsidiaries to or for the benefit of Executive (whether pursuant to the terms of this

Agreement or otherwise, but determined without regard to any additional payments required under this Section 17) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the excess, if any, of (i) the Excise Tax imposed upon the Payments, and (ii) the Excise Tax, if any, that would have been imposed on the Payments if the Executive had not served as a non-employee director of the Company prior to the Effective Date (and, therefore, Executive’s non-employee director compensation had not been taken into account in the Excise Tax computation). The payment of a Gross-Up Payment under this Section 17(a) shall not be conditioned upon Executive’s termination of employment. Notwithstanding the foregoing provisions of this Section 17, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 2800 of the Code does not exceed the Safe Harbor Amount (as defined in the following sentence) by more than $100,000, then no Gross-up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the greatest amount of payments in the nature of compensation that are contingent on a Change in Control for purposes of Section 280G of the Code that could be paid to Executive without giving rise to any Excise Tax. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash payments under Section 3. For purposes of reducing the payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 17(a).
          (b) Subject to the provisions of Section 17(c), all determinations required to be made under this Section 17, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by the Company’s independent auditors or such other accounting firm agreed by the parties hereto (the “Accounting Firm”), which shall provide detailed supporting calculations to the Company within 15 business days after the receipt of notice from the Company that Executive has received a Payment, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by Executive shall be made on the basis of substantial authority. The Company will promptly provide copies of such supporting calculations to Executive. The Initial Gross-Up Payment, if any, as determined pursuant to this Section 17(b), shall be paid to Executive (or for the benefit of the Executive to the extent of the Company’s withholding obligation with respect to applicable taxes) no later than the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. If the Accounting firm determines that no Excise Tax is payable by Executive, it shall furnish the Company with a written opinion that substantial authority exists for Executive not to report any Excise Tax on his Federal income tax return and, as a result, the Company is not required to withhold Excise Tax from payments to Executive. The Company will promptly provide a copy of any such opinion to Executive. Any determination by the Accounting Firm meeting the requirements of this Section 17(b) shall be binding upon the Company and Executive. As a result of the uncertainly in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 17(c) and Executive thereafter is required to make a payment of Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.
          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not Later than ten business days after Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such Claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim; provided, however that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 17(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct

Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance (except that if such a loan would not be permitted under applicable law, the Company may not direct Executive to pay the claim and sue for a refund); and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 17(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements to Section 17(c)) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 17(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
     18. No Duty to Mitigate.
     Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.
     19. Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

     20. Counterparts.
     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
     21. Construction.
     Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate this Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against this Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.
     22. Severability and Modification by Court.
     If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any such court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest extent allowed by law from unfair competition, unfair solicitation and/or the misuse or disclosure of its confidential information and records containing such information.
[Signature Page to follow.]

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of the date first written above.

PEAK RESORTS, INC.:
By:	/s/ Timothy D. Boyd
Timothy D. Boyd, CEO/President

EXECUTIVE:
/s/ Stephen J. Mueller
STEPHEN J. MUELLER

Annex I
MUTUAL RELEASE
This mutual release (this “Release”) is entered into as of this day of                     , 20                      (the “Release Date”) by                      (“Employee”), on the one hand and Peak Resorts, Inc. (“Peak”) on the other hand.
     1. Reference is hereby made to Executive Employment Agreement, dated , 20___ (the “Executive Employment Agreement”) by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Employee and Peak. Capitalized terms used but not defined herein have the meanings ascribed to them in Executive Employment Agreement.
     2. Employee, for him, his spouse, heirs, executors, administrators, successors, and assigns, hereby releases and discharges Peak and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, that Employee or his spouse, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date. Employee acknowledges and agrees that this Release is intended to and does cover, but is not limited to: (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and rescission periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment and/or Employee’s separation from Peak including, but not limited to, any claims in the nature of tort or contract claims, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, and/or breach of covenant of good faith and fair dealing. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that, by this Release, Employee is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. Employee accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.
     3. Peak hereby releases and discharges Employee, his spouse, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, that Peak ever had or may have at any time through the Release Date. Peak acknowledges and agrees that this Release is intended to and does cover, but is not limited to: (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment and/or Employee’s separation from Peak, and (ii) any claim for attorneys’ fees, costs, disbursements, or other like expenses. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that, by this Release, Peak is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. Peak accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.
     4. This Release shall in no event (i) apply to any claim by either Employee or Peak arising from any breach by the other party of its obligations under Executive Employment Agreement occurring on or after the Release Date, (ii) waive Employee’s claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Employee’s employment under the terms of Executive Employment Agreement, or (iii) waive Employee’s right to indemnification under the by-laws of the Company.
     5. Enforceability of Release:
          (a) You acknowledge that you have been advised to consult with an attorney before signing this Release.
          (b) You acknowledge the adequacy and sufficiency of the consideration outlined in Executive Employment Agreement for your promises set forth in this Release and that the Company is not otherwise obligated to pay such sums.
          (c) You acknowledge that you have been offered at least twenty-one (21) days to consider this Release, that you have read Executive Employment Agreement and this Release, and understand its terms and significance, and that you have executed this Release and with full knowledge of its effect, after having carefully read and considered all terms of this Release and, if you have chosen to consult with an attorney, your attorney has fully explained all terms and their significance to you.
          (d) You hereby certify your understanding that you may revoke this Release, as it applies to you, within seven (7) days following execution of this Release and that this Release shall not become effective or enforceable until that revocation period has expired. Any revocation should be sent, in writing, to Peak Resorts, Inc., 17409 Hidden Valley Drive, Wildwood, MO 63025, with a copy to: David L. Jones, Esq., Helfrey, Neiers & Jones, P.C., 120 S. Central Ave., Ste. 1500, St. Louis, MO 63105. You also understand that, should you revoke this Release within the seven-day period, this Release, as it applies to you, would be voided in its entirety and the sums set forth in Executive Employment Agreement would not be paid or owed to you.
     6. This Mutual Release shall be effective as of the eighth day following the Release Date and only if executed by both parties.

     IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

INSERT EMPLOYEE NAME HERE	PEAK RESORTS, INC.

By:

Date:	Date:

EXHIBIT A
INDEMNIFICATION AGREEMENT
(Officer)
     This Indemnification Agreement (“Agreement”) is entered into as of the 1st day of June, 2011, by and between PEAK RESORTS, INC., a Missouri corporation (the “Corporation”) and STEPHEN J. MUELLER (“Indemnitee”), an officer of the Corporation.
     WHEREAS, it is essential to the Corporation to retain and attract as directors and officers the most capable persons available; and
     WHEREAS, the substantial risks of litigation against corporations and their directors and officers subjects directors and officers of the Corporation to the possible necessity of incurring extraordinary expenses out of their personal resources either while directors’ and officers’ liability insurance may be unavailable to them or because the expenditure is not covered by insurance policies then in effect; and
     WHEREAS, it is the policy of the Corporation to indemnify its directors and officers so as to provide them with the maximum possible protection permitted by law; and
     WHEREAS, Indemnitee does not regard the protection available under the Corporation’s Certificate of Incorporation, Bylaws and insurance policies as adequate in the present circumstances, and may not be willing to continue to serve as an officer without adequate protection, and the Corporation desires Indemnitee to continue to serve as a director;
     THEREFORE, in consideration of Indemnitee’s continued service as an officer of the Corporation, the Corporation and Indemnitee hereby agree as follows:
     1. Agreement to Serve. Indemnitee agrees to continue to serve as an officer of the Corporation for so long as Indemnitee is duly appointed or until such time as Indemnitee tenders Indemnitee’s resignation in writing. However, this Agreement does not constitute either an employment contract or any commitment, express or implied, to cause Indemnitee to be appointed as an officer.
     2. Definitions. As used in this Agreement:
          (a) ‘Proceeding” includes, without limitation, any threatened, pending, or completed action, suit, or proceeding, including any appeals related thereto, whether brought by or in the right of the Corporation or otherwise, and whether of a civil, criminal, administrative, or investigative nature, in which Indemnitee is or was a party or is threatened to be made a party by reason of the fact that Indemnitee is or was a director or officer of the Corporation (or of any predecessor or subsidiary of the Corporation or any successor to the Corporation by merger), or is or was serving at the request of the Corporation as a director, officer, employee, member, manager, agent, or fiduciary of any other corporation, partnership, joint venture, trust, or other enterprise (including but not limited to a subsidiary). Such request by the Corporation shall be presumed to exist in the case of a subsidiary or other entity in which the Corporation has an

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investment or contractual interest. “Proceeding” also includes an action by Indemnitee, including without limitation any mediation or arbitration, to establish or enforce a right of Indemnitee under this Agreement.
          (b) “Expenses” include, without limitation, expenses of investigation, costs of judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of Indemnitee attorneys’ fees and disbursements, costs of meals, lodging and travel reasonably and necessarily incurred by Indemnitee to attend any Proceeding or event related to the Proceeding including but not limited to depositions and mediation sessions, and any other defense costs incurred by Indemnitee in connection with any Proceeding, but shall not include judgments, fines, or penalties finally assessed against Indemnitee.
          (c) “Other enterprises” include employee benefit plans; “fines” include any excise taxes assessed on Indemnitee with respect to any employee benefit plan; “serving at the request of the Corporation” includes any service as a director, officer, employee, member, manager or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, member, manager, agent, or fiduciary with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Agreement.
     3. Indemnity in Third-Party Proceedings. The Corporation shall indemnify Indemnitee against all Expenses, judgments, fines, and penalties actually and reasonably incurred by Indemnitee in connection with the defense or settlement of any Proceeding (other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor, and other than or a Proceeding brought or initiated voluntarily by Indemnitee), but only if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful. The termination of any such Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.
     4. Indemnity in Proceedings By or In the Right of the Corporation. The Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of any Proceeding by or in the right of the Corporation to procure a judgment in its favor, but only if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification for Expenses shall be made under this section in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation for misconduct in the performance of Indemnitee’s duty to the Corporation, unless (and then only to the extent that) the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which such court shall deem proper.
     5. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement:
          (a) To the extent that Indemnitee has been successful on the merits or otherwise, including by a settlement, in defense of any Proceeding, or in defense of any one or more claims, issues or matters included therein, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith; and
          (b) Indemnitee’s Expenses actually and reasonably incurred in connection with successfully establishing or enforcing, in whole or in part, Indemnitee’s right to indemnification or advancement of Expenses under this Agreement or otherwise, shall also be indemnified by the Corporation.
     6. Advances of Expenses. At the written request of Indemnitee, the Expenses reasonably incurred by Indemnitee in any Proceeding, including Expenses billed but not yet paid, shall be paid directly (or if already paid by Indemnitee, shall be reimbursed to Indemnitee) by the Corporation from time to time in a timely manner in advance of the final disposition of such Proceeding, provided that Indemnitee shall undertake in writing to repay the amounts advanced if and to the extent that it is ultimately determined that Indemnitee is not entitled to indemnification. Indemnitee shall not be required to provide security for such undertaking. If the Corporation makes an advance of Expenses pursuant to this section, the Corporation shall be subrogated to every right of recovery Indemnitee may have against any insurance carrier from whom the Corporation has purchased insurance for such purpose.
     7. Right of Indemnitee to Indemnification Upon Application; Procedure Upon Application.
          (a) Any indemnification or advancement of Expenses under this Agreement shall be paid by the Corporation no later than 30 days after receipt of the written request of Indemnitee, unless a determination is made within said 30-day period by either:
     (i) The Board by a majority vote of a quorum consisting of directors who were not and are not parties to the Proceeding in respect of which indemnification is being sought, or
     (ii) Independent legal counsel in a written opinion, or
     (iii) The stockholders of the Corporation by vote of a majority of a quorum at a meeting duly called and held, that Indemnitee has not met the standards for indemnification set forth in the relevant section or sections of this Agreement.
          (b) Indemnitee’s right to indemnification or advancement of Expenses as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. The burden of proving that such indemnification or advancement is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including the Board or independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that Indemnitee has met the applicable standard of conduct nor an actual determination by the Corporation (including the Board or independent legal counsel or the stockholders) that Indemnitee has not met such standard shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
          (c) With respect to any Proceeding for which indemnification or advancement of Expenses is requested, the Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, the Corporation may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Corporation to Indemnitee of its election to assume the defense of a Proceeding, the Corporation will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than as provided below. The Corporation shall not settle any Proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Indemnitee shall have the right to employ counsel in any Proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense of the Proceeding shall be at the expense of Indemnitee and shall not be advanced or indemnified by the Corporation, unless:
     (i) The employment of counsel by Indemnitee has been authorized by the Corporation, or
     (ii) Indemnitee shall have reasonably concluded, in writing sent to the Corporation, that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of a Proceeding, or
     (iii) The Corporation shall not in fact have employed counsel to assume the defense of a Proceeding, or
     (iv) Such Expenses of counsel are actually and reasonably incurred in connection with successfully establishing, in whole or in part, Indemnitee’s right to indemnification or advancement of Expenses under this Agreement or otherwise, in each of which cases the fees and expenses of Indemnitee’s counsel shall be advanced by the Corporation.
Notwithstanding the foregoing, the Corporation shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Corporation.
     8. Limitation on Indemnification. No payment pursuant to this Agreement shall be made by the Corporation:
     (i) To indemnify or advance funds to Indemnitee for Expenses with respect to Proceedings initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification or advancement of expenses under this Agreement, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if the Board finds it to be appropriate;
     (ii) To indemnify Indemnitee for any Expenses, judgments, fines, or penalties sustained in any Proceeding for which payment is actually made to Indemnitee under a valid and collectible insurance policy, except in respect of any deductible or retention amount, or any excess beyond the amount of payment under such insurance;
     (iii) To indemnify Indemnitee for any Expenses, judgments, fines or penalties sustained in any Proceeding for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Corporation pursuant to the provisions of § 16(b) of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and amendments thereto or similar provisions of any federal, state, or local statutory law;
     (iv) To indemnify Indemnitee for any Expenses, judgments, fines or penalties resulting from Indemnitee’s conduct which is finally adjudged to have been willful misconduct, knowingly fraudulent, or deliberately dishonest; or
     (v) If a court of competent jurisdiction finally determines that such payment is unlawful.
     9. Indemnification Hereunder Not Exclusive. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Certificate of Incorporation or the Bylaws of the Corporation, any other agreement, any vote of stockholders or disinterested directors, the General and Business Corporation Law of Missouri, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such directorship or office. The indemnification provided by this Agreement shall continue as to Indemnitee even though Indemnitee may have ceased to be an officer and shall inure to the benefit of Indemnitee’s personal representatives, heirs, legatees and assigns.
     10. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for a portion of the Expenses, judgments, fines, or penalties actually and reasonably incurred by him or her in any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fines, or penalties to which Indemnitee is entitled.
     11. Presumption and Burden of Proof. In any adjudication, opinion by counsel, or decision by the Board or shareholders referred to in this Agreement or otherwise that involves the determination, directly or indirectly, as to whether Indemnitee is entitled to indemnification, including the advancement of Expenses, there shall be a presumption that Indemnitee is entitled to indemnification. The Corporation or any other person opposing indemnification shall have the burden of proof to overcome the presumption in favor of indemnification by clear and convincing evidence.

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     12. Selection of Independent Legal Counsel. If an opinion of independent legal counsel shall be required for any purpose under this Agreement, such counsel shall be selected and appointed by or in a manner determined by the Board. Such selection and appointment shall also be subject to the consent of Indemnitee, which consent shall not be unreasonably withheld.
     13. Settlement of Proceedings. In the case of a Proceeding by Indemnitee to establish or enforce a right of Indemnitee under this Agreement, the Corporation shall have the right at any time during such Proceeding to make the determination that it is in the best interests of the Corporation to settle the Proceeding, and to pay all or part of the indemnity sought as a part of such settlement.
     14. Arbitration. If the Corporation makes a determination that Indemnitee is not entitled to indemnity in connection with a Proceeding, Indemnitee shall have the right to de novo review of such determination before a panel of arbitrators chosen in accordance with the commercial arbitration rules of the American Arbitration Association.
     15. Maintenance of Liability Insurance.
          (a) The Corporation hereby covenants and agrees that, as long as Indemnitee continues to serve as an officer of the Corporation and thereafter as long as Indemnitee may be subject to any Proceeding, the Corporation, subject to subsection (c) of this section, shall maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers reasonably acceptable to Indemnitee.
          (b) In all D&O Insurance policies, Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Corporation’s directors and officers. Further, in all policies of D&O Insurance, coverage for Indemnitee shall include but not be limited to the following:
     (i) Claims asserted by the Corporation’s present or past shareholders, directors, employees, lenders, customers, suppliers, competitors and regulators, as well as claims in connection with class actions, claims arising out of mergers and acquisitions and antitrust claims asserted by governmental or private parties; but the policy may exclude claims by one insured against another insured, except for employment claims;
     (ii) No exclusion for Indemnitee’s negligence;
     (iii) No exclusion for fraud or deliberate dishonesty, except if there has been a final adjudication of fraud or dishonesty by a court of competent jurisdiction;
     (iv) Punitive and exemplary damages as well as the multiplied portion of any damage award; and
     (v) Any and all Expenses, judgments, fines and penalties not indemnifiable pursuant to this Agreement, the Corporation’s Certificate of Incorporation or Bylaws, the General Corporation and Business Law of the State

of Missouri, or the laws, rules or regulations of any other jurisdiction or state or federal agency whose laws, rules or regulations may be applicable.
           (c) Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if and to the extent that the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit, or Indemnitee is covered by similar insurance maintained by a subsidiary of the Corporation.
     16. Miscellaneous.
          (a) Savings Clause. If this Agreement or any portion hereof is invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify Indemnitee to the extent permitted by any applicable portion of this Agreement that has not been invalidated or by any other applicable law.
          (b) Notice. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give to the Corporation notice in writing as soon as practicable of any Proceeding for which indemnity will or could be sought under this Agreement. Notice to the Corporation shall be directed to Peak Resorts, Inc., Attention: Timothy D. Boyd, 17409 Hidden Valley Drive, Wildwood, MO 63025 (with a copy to: David L. Jones, Esq., Helfrey, Neiers & Jones, P.C., 120 S. Central Ave., Ste. 1500, St. Louis, MO 63105), or such other address as is then its corporate headquarters, or such other address as the Corporation shall have designated in writing to Indemnitee at his last known residence or office address. Notice shall be deemed received three days after the date postmarked if sent by prepaid mail, properly addressed. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be reasonably within Indemnitee’s power. Notice to the Indemnitee shall be directed to: Stephen J. Mueller, 16640 Bartizan Drive, Wildwood, MO 63038.
          (c) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be deemed to constitute one and the same instrument.
          (d) Applicable Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Missouri.
          (e) Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns and upon Indemnitee and his personal representatives, heirs, legatees and assigns.
          (f) Amendments. No amendment, waiver, modification, termination, or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto. The indemnification rights afforded to Indemnitee hereby are contract rights and may not be diminished, eliminated, or otherwise affected by amendments to the Certificate of Incorporation or Bylaws of the Corporation or by other agreements without the express written agreement of the parties expressly referring to and consenting to the provision by which such rights will be diminished, eliminated or otherwise affected.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

Corporation:

PEAK RESORTS, INC.
a Missouri corporation

By:	/s/ Timothy D. Boyd Timothy D. Boyd, CEO/President

Indemnitee:

/s/ Stephen J. Mueller STEPHEN J. MUELLER